Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT, dated as of April 25, 2023 (this “Agreement”), by and among Europe Acquisition Holdings Limited, a Cayman Islands exempted company (“Sponsor”), Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company incorporated with limited liability (“SPAC”), certain of the SPAC Shareholders whose names appear on the signature pages of this Agreement (such SPAC Shareholders and Sponsor, collectively, the “Sponsor Members”) and OpSec Holdings, a Cayman Islands exempted company incorporated with limited liability (“Pubco”).

WHEREAS, Pubco, SPAC, Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability and wholly-owned Subsidiary of Pubco, Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability and wholly-owned Subsidiary of Pubco, Orca Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), Orca Midco Limited, a private limited company incorporated under the Laws of England and Wales having its registered office at 40 Phoenix Road, Washington, Tyne & Wear, United Kingdom, NE38 0AD, Orca Bidco Limited, a private limited company incorporated under the laws of England and Wales and a Subsidiary of the Company, Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership (“ITSF”), Mill Reef Capital Fund SCS, a limited partnership (société en commandite simple) organized under the laws of Luxembourg (“Mill Reef”, and together with ITSF, the “Company Shareholders”), propose to enter into, concurrently herewith, a business combination agreement (the “Business Combination Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement), which provides for, among other things, a business combination between SPAC and the Company;

WHEREAS, as of the date hereof, each Sponsor Member owns of record the number of SPAC Ordinary Shares as set forth opposite such Sponsor Member’s name on Exhibit A hereto (all such SPAC Ordinary Shares and any SPAC Ordinary Shares of which ownership of record or the power to vote is hereafter acquired by the Sponsor Members prior to the termination of this Agreement, including upon the exercise of warrants, options or rights, the conversion or exchange of any SPAC Ordinary Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the “Shares”);

WHEREAS, certain Sponsor Members agree to surrender for nil consideration and cancel, in aggregate, 2,555,100 Shares held by such Sponsor Members (in the allocations set forth on Exhibit A hereto) (the “Share Cancellation”); and

WHEREAS, in order to induce Pubco to enter into the Business Combination Agreement, the Sponsor Members, Pubco and SPAC desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Agreements.

(a) Each Sponsor Member hereby agrees to vote (or cause to be voted), at any meeting of the SPAC Shareholders (including the Special Shareholder Meeting), however called, and at any adjournment or postponement thereof, and in any action or approval by written consent of the SPAC Shareholders, and in any other circumstances in which such Sponsor Member is entitled to vote, consent or give any other approval with respect to the Shareholder Approval Matters, all Shares held by such Sponsor Member at such time (and, if so requested, shall promptly sign all written stockholder consents): (i) in favor of the approval and adoption of the Business Combination Agreement and all other Shareholder Approval Matters; (ii) against approval of any SPAC Acquisition Proposal or any other proposal made in opposition to or competition with consummation of the Transactions; (iii) against any proposal that is intended to, or is reasonably likely to, result in any of the conditions to any of the parties’ obligations under the Business Combination Agreement not being satisfied; and (iv) against any amendment of SPAC’s or Pubco’s Organizational Documents that is not requested or expressly approved by the Company.

(b) Each Sponsor Member shall be present, in person or by proxy, at all meetings of the SPAC Shareholders at which the matters referred to in Section 1(a) are to be voted upon so that all Shares are counted for the purposes of determining the presence of a quorum at such meetings.

(c) Each Sponsor Member irrevocably and unconditionally waives any dissenters’ rights and any similar rights relating to the Transactions.

(d) Each Sponsor Member represents and warrants that any proxies or agreements heretofore given in respect of its Shares that may still be in effect are not irrevocable, and any such proxies or agreements have been or are hereby revoked.

(e) No Sponsor Member shall modify or amend the Insider Letter Agreement other than as contemplated by the Business Combination Agreement, any Ancillary Document or in connection with the Transactions.

2. Share Cancellation. Each applicable Sponsor Member hereby agrees that, immediately prior to the Share Contribution but subject to consummation of the Second Merger, 2,555,100 Shares held by such Sponsor Member (in the allocations set forth on Exhibit A hereto) shall be surrendered to SPAC for no consideration and cancelled by SPAC effective as of the Share Contribution Closing.

3. Earnout Shares. The parties hereto hereby agree that (x) 50% of the Pubco Ordinary Shares to be held by each Sponsor Member immediately following the Second Merger Effective Time and after giving effect to the Share Cancellation shall be fully vested and freely tradable, subject only to the restrictions set forth in that certain Letter Agreement, dated as of December 14, 2021, by and between the Sponsor Members and SPAC (as may be amended from time to time, the “Insider Letter Agreement”), and (y) the Sponsor Members will place, or cause to be placed, the remaining 50% of the Pubco Ordinary Shares to be issued to each Sponsor Member immediately following the Second Merger Effective Time and after giving effect to the

Share Cancellation into escrow (the “Earnout Shares”) to be transferred to a mutually agreed upon escrow agent and held in such escrow pursuant to a customary escrow agreement to be mutually agreed upon by the Sponsor Members and Pubco, such escrow agent holding the number of Earnout Shares relating to any Sponsor Member as nominee of and for the benefit of such Sponsor Member, subject always to the terms of this Agreement and such escrow agreement. The Earnout Shares shall become fully vested such that they shall be released from escrow pursuant to such escrow agreement, and delivered to be held directly by the Sponsor Members immediately upon the satisfaction of the vesting and forfeiture as described below.

(a) The Earnout Shares shall become fully vested as described above if, at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time the VWAP of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30-day trading period (the “Triggering Event”); provided, that, the price target shall be equitably adjusted for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Pubco Ordinary Shares. For purposes hereof, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

(b) In the event that there is a Change of Control of Pubco after the Second Merger Effective Time and prior to the date that is ten years following the Second Merger Effective Time, the Earnout Shares (to the extent not already vested in connection with the Triggering Event) shall be vested as described above immediately prior to such Change of Control, such that the holders of the Earnout Shares shall be entitled to receive in such transaction the consideration which would have been issuable directly to them in that transaction (including the right to elect to receive different forms of consideration) in the absence of the escrow arrangements. For purposes hereof, a “Change of Control” means the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) is or becomes the beneficial owner, directly or indirectly, of securities of Pubco representing more than 50% of the combined voting power of, or economic interests in, Pubco’s then outstanding voting securities; (ii) there is consummated a merger or consolidation of Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof or (B) the voting securities of Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; (iii) the shareholders of Pubco approve a plan of complete liquidation or dissolution of Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Pubco of 50% or more of the assets of Pubco and its Subsidiaries, taken as a whole.

(c) If by the tenth anniversary of the Second Merger Effective Time the Earnout Shares shall not have vested, any of the Earnout Shares remaining in the escrow account pursuant to the escrow agreement shall be automatically forfeited and accordingly shall be delivered by the escrow agent on behalf of the Sponsor Members in certificated or book entry form to Pubco for cancellation for no consideration, and shall automatically cease to represent any interest in Pubco effective as of such date.

4. SPAC Private Placement Warrant Transfer. Sponsor hereby agrees that following the consummation of the Share Cancellation but immediately prior to the Second Merger Effective Time and subject to consummation of the Second Merger, 2,050,000 SPAC Private Placement Warrants held by Sponsor shall be transferred to the Company Shareholders for no consideration and effective as of the Second Merger Effective Time.

5. Transaction Expenses. Sponsor hereby agrees that to the extent SPAC’s Expenses (which for purposes of this Section 5 shall be deemed to exclude any internal fees generated by (a) any members, directors or officers of SPAC or (b) any employees or directors of Sponsor) shall exceed an amount equal to $20,000,000 (collectively, the “SPAC Expense Cap”), then, Sponsor shall, prior to the Second Merger Effective Time pay any such amount in excess of the SPAC Expense Cap to SPAC in cash, by wire transfer of immediately available funds to the account designated by SPAC; provided, that if the Company shall consent in writing to SPAC’s Expenses in excess of the SPAC Expense Cap, then the SPAC Expense Cap shall be increased by the amount of SPAC’s Expenses to which the Company shall have provided written consent.

6. Transfer of Shares. Each Sponsor Member, severally and not jointly, agrees that during the Interim Period, it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement, (b) deposit any Shares into a voting trust or enter into a voting Contract or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares (including any profit sharing arrangements or other swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership); provided, that the foregoing shall not prohibit the transfer of the Shares by a Sponsor Member to an Affiliate of such Sponsor Member, but only if such Affiliate of Sponsor Member shall execute this Agreement or a joinder, in form and substance reasonably acceptable to the Company, agreeing to become a party to this Agreement.

7. No Redemption of Shares. Each Sponsor Member agrees not to redeem, and to otherwise abstain from exercising any redemption rights with respect to, any Shares held by such Sponsor Member in connection with the consummation of the Transactions or otherwise.

8. Representations and Warranties. Each Sponsor Member, severally and not jointly, represents and warrants to Pubco and SPAC as follows:

(a) The execution, delivery and performance by such Sponsor Member of this Agreement and the consummation by such Sponsor Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Sponsor Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the Business Combination Agreement and the agreements contemplated by the Business Combination Agreement) or (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of such Sponsor Member’s Organizational Documents, if such Sponsor Member is not an individual person.

(b) As of the date of this Agreement, such Sponsor Member owns exclusively of record and has good and valid title to the Shares set forth opposite such Sponsor Member’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) Pubco’s Organizational Documents, and as of the date of this Agreement, such Sponsor Member has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Sponsor Member does not own, directly or indirectly, any other Shares.

(c) Such Sponsor Member has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Sponsor Member.

9. Termination. This Agreement and the obligations of the parties hereto under this Agreement shall automatically terminate upon the earliest of: (a) the Second Merger Effective Time; (b) termination of the Business Combination Agreement in accordance with its terms; and (c) the mutual written agreement of all the parties hereto; provided, however, that if this Agreement is terminated pursuant to clause (a) above, the provisions of Section 3 shall remain in full force and effect until the earlier of (i) the occurrence of the Triggering Event, (ii) a Change of Control of Pubco or (iii) the tenth anniversary of the Second Merger Effective Date. Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for a willful and intentional breach of this Agreement occurring prior to its termination.

10. Miscellaneous.

(a) Unless otherwise provided for in this Agreement or the Business Combination Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice) or, if to a Sponsor Member other than Sponsor, to the address or email address set forth for such Sponsor Member on the signature page hereof:

If to Sponsor or, prior to the Second Merger Effective Time, to SPAC, to:

Investcorp Europe Acquisition Corp I

Paget-Brown Financial Services Limited

Century Yard, Cricket Square, Elgin Avenue, PO Box 1111,

George Town Grand Cayman, Cayman Islands KY1-1102

Attn: The Directors and Craig Sinfield-Hain

Email: notices@pagetbrownfs.com and

csinfieldhain@Investcorp.com

with a copy to:

Shearman & Sterling LLP

2601 Olive Street, 17th Floor

Dallas, TX 75201

Attn: Alain Dermarkar

Email: alain.dermarkar@shearman.com

and

Shearman & Sterling LLP

Bank of America Tower

800 Capitol Street, Suite 2200

Houston, TX 77022

Attn: William B. Nelson; Emily Leitch

Email: bill.nelson@shearman.com; emily.leitch@shearman.com

and

Maples and Calder (Dubai) LLP

Level 14, Burk Daman

Dubai International Finance Centre

PO Box 119980

Attn: Oliver Simpson

Email: Oliver.Simpson@maples.com

and

Travers Thorp Alberga

Harbour Place, 2nd Floor

103 South Church Street

P.O. Box 472

George Town, Grand Cayman

KY1-1106, Cayman Islands

Attn: Richard Mansi; Michelle Richie

Email: rmansi@traversthorpalberga.com;

mrichie@traversthorpalberga.com

If to Pubco or, after the Second Merger Effective Time, to SPAC, to:

OpSec Holdings

Paget-Brown Financial Services Limited

Century Yard

Cricket Square

P.O. Box 1111

George Town, Grand Cayman

KY1-1102, Cayman Islands

Attn: The Directors

Email: notices@pagetbrownfs.com

with a copy to:

Proskauer

Eleven Times Square

New York, NY 10036-8299

Attn: Michael E. Ellis; Kunal Dogra

Email: mellis@proskauer.com; KDogra@proskauer.com

(c) In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(d) The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; (iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iv) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP or IFRS; (v) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation; (vi) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vii) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (viii) the term “or” means “and/or”; (ix) the word “day” means calendar day unless Business Day is expressly specified; (x) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the Second Merger Effective Time provided, that, as between the parties hereto, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party hereto; (xi) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America and references to “sterling” or “£” are references to the lawful currency from time to time of the United Kingdom; (xii) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date; (xiii) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established; (xiv) references to writing shall include any modes of reproducing words in a legible and non-transitory form; (xv) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; (xvi) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; (xvii) each of the exhibits to this Agreement shall form part of this Agreement; (xviii) reference to “in the ordinary course of business” means the ordinary and usual course of business of the relevant Party, consistent in all material respects during the period of 12 months immediately prior to the date of this Agreement; and (xix) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

(e) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f) This Agreement sets out the entire agreement between the parties hereto in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each party hereto confirms that it has not entered into this Agreement on the basis of any representation, warranty, undertaking or other statement whatsoever by another party hereto which is not expressly incorporated into this Agreement and that, to the extent permitted by law, a party hereto shall have no right or remedy in relation to action taken in connection with this Agreement other than pursuant to this Agreement.

(g) This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other parties hereto, and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party hereto of its obligations hereunder.

(h) Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated herein shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such party.

(i) Each party hereto acknowledges that the rights of each party hereto to consummate the transactions contemplated herein are unique, recognizes and affirms that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and the non-breaching parties hereto may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable party hereto in accordance with their specific terms or were otherwise breached.

Accordingly, each party hereto shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party hereto may be entitled under this Agreement, at law or in equity.

(j) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated herein must be brought in the state and federal courts sitting in the State of New York located in New York County and the United States District Court for the Southern District of the State of New York, respectively, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated herein in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10(j).

(k) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

(l) This Agreement may be executed and delivered (including by email or other electronic transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(m) The parties hereto shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, solely at such party’s expense.

(n) This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Sponsor Members, SPAC and Pubco.

(o) This Agreement shall not be effective or binding upon any party hereto until after such time as the Business Combination Agreement is executed and delivered by the parties thereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EUROPE ACQUISITION HOLDINGS LIMITED

By	/s/ Rohit Nanda
Name:	Rohit Nanda
Title:	Director

OPSEC HOLDINGS

By:	The Director Ltd.

By:	/s/ Toni Pinkerton
Name:	Toni Pinkerton
Title:	Director

INVESTCORP EUROPE ACQUISITION CORP I

By	/s/ Baroness Ruby McGregor-Smith
Name:	Baroness Ruby McGregor-Smith
Title:	Chief Executive Officer

BARONESS RUBY MCGREGOR-SMITH

/s/ Baroness Ruby McGregor-Smith

PETER MCKELLAR

/s/ Peter McKellar

PAM JACKSON

/s/ Pam Jackson

[Signature Page to Sponsor Support Agreement]

LAURENCE PONCHAUT

/s/ Laurence Ponchaut

ADAH ALMUTAIRI

/s/ Adah Almutairi

[Signature Page to Sponsor Support Agreement]

EXHIBIT A

LIST OF SPONSOR MEMBERS

Name of Sponsor Member	Number of Shares Owned	Number of Shares Subject to Share Cancellation	Number of Shares to be Subject to Earnout
Europe Acquisition Holdings Limited	7,079,500	2,123,850	2,477,825
Baroness Ruby McGregor-Smith	862,500	258,750	301,875
Peter McKellar	575,000	172,500	201,250
Pam Jackson	36,000	0	18,000
Laurence Ponchaut	36,000	0	18,000
Adah Almutairi	36,000	0	18,000

Total:	8,625,000	2,555,100	3,034,950